Exhibit 19

July 13, 2015

FAMILY ACQUISITION HOLDINGS, INC.

2801 Highway 280 South, Suite 350

Birmingham, Alabama 35223

Re:	Acquisition of Books-A-Million, Inc.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), among Family Acquisition Holdings, Inc., a Delaware corporation (“Parent”), Family Merger Sub, Inc., a Delaware corporation (“Sub”) and Books-A-Million, Inc., a Delaware corporation (the “Company”), pursuant to which Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent. This letter agreement (this “Agreement”) sets forth the commitment of the undersigned (the “Rollover Investors”), subject to the terms and conditions contained herein, to transfer, contribute and deliver the number of shares of Company Common Stock described in Section 1 below to Parent in exchange for the equity of Parent described in Section 1 below. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1. Commitment. Each Rollover Investor (on a several and not joint basis) hereby commits (its “Commitment”), subject to the terms and conditions set forth herein, to transfer, contribute and deliver to Parent, immediately prior to the Effective Time, the number of shares of Common Stock set forth beside its name on Schedule A hereto (the “Rollover Contribution Shares”), free and clear of all Liens (other than any Liens created hereby or under other instruments or agreements delivered to Parent in connection herewith and Liens under applicable securities Laws). In exchange for certificates for the Rollover Contribution Shares (duly endorsed for transfer), Parent will issue to each Rollover Investor a duly executed stock certificate evidencing such number of shares of common stock, par value $0.01 per share, of Parent (the “Parent Shares”) set forth besides such Rollover Investor’s name on Schedule A hereto. No Rollover Investor shall be obligated to contribute to Parent a number of shares of Common Stock in excess of the Rollover Contribution Shares allocable to such Rollover Investor as set forth on Schedule A. The Rollover Contribution Shares will be issued in exchange for Parent Shares, with the value of each Rollover Contribution Share being equal to the per share Merger Consideration.

2. Closing. The closing of the transfer and contribution of the Rollover Contribution Shares and the issuance of the Parent Shares as set forth above (the “Closing”) will take place immediately prior to the Effective Time at such place as shall be designated by Parent. At the

Closing, each Rollover Investor shall deliver to Parent one or more stock certificates evidencing such number of Rollover Contribution Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank. Parent shall deliver to each Rollover Investor a stock certificate evidencing such number of Parent Shares, set forth besides such Rollover Investor’s name on Schedule A hereto.

3. Conditions Precedent.

(a) The obligations of Parent to consummate the transactions contemplated hereby are subject to (i) the conditions set forth in Section 7.1 and 7.2 of the Merger Agreement being satisfied or waived by Parent other than any conditions that by their nature are to be satisfied at the Closing, but subject to the substantially concurrent satisfaction of such conditions, and (ii) the substantially contemporaneous closing of the Merger.

(b) The obligations of each Rollover Investor to transfer, contribute and deliver the Rollover Contribution Shares to Parent is subject to (i) the conditions set forth in Section 7.1 and 7.2 of the Merger Agreement being satisfied or waived by Parent other than any conditions that by their nature are to be satisfied at the Closing, but subject to the substantially concurrent satisfaction of such conditions, and (ii) the substantially contemporaneous closing of the Merger.

4. Termination. The obligation of each Rollover Investor hereunder will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms or (b) the Closing, at which time the obligation will be fulfilled.

5. No Modification; Entire Agreement. This Agreement may not be amended, modified or supplemented except by an agreement in writing signed by Parent and the Rollover Investors that collectively own a majority of the Rollover Contribution Shares. This Agreement constitutes the sole and entire agreement of the Rollover Investors or any of their respective affiliates, on the one hand, and Parent or any of its affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

6. Parties in Interest; No Third Party Beneficiaries. (i) This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Parent and the Rollover Investors, (ii) nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Parent and the Rollover Investors) any legal or equitable right, benefit or remedy of any nature whatsoever, and (iii) Parent’s creditors shall have no right to enforce, or to cause Parent to enforce, this Agreement; provided, however, that Books-A-Million, Inc., a Delaware corporation is an intended third-party beneficiary of this Agreement and is entitled to enforce this Agreement in accordance with its terms.

7. Governing Law; Submission to Jurisdiction; Venue; Specific Performance.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of any court of proper subject matter jurisdiction in the State of Delaware in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than a court in the State of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court, and (iv) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Agreement. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action related to or arising out of this Agreement, that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts.

(c) The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party to this Agreement (i) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (ii) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

8. No Assignment. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities (including the Commitments) under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute sole discretion. Notwithstanding the foregoing, (a) Parent may transfer or assign, in its sole discretion, its rights or obligations under this Agreement (including all or any portion of the Commitment of each Rollover Investor), in whole or from time to time in part to one or more of its direct or indirect wholly-owned subsidiaries; provided that any such transfer or assignment shall not relieve Parent of its obligations hereunder and (b) a Rollover Investor may assign all or a portion of its obligation to transfer, contribute and deliver the Rollover Contribution Shares to the extent such Rollover Contribution Shares were permitted to be transferred under the voting agreement by and among Parent and the stockholders party thereto, dated as of the date hereof, to a Permitted Transferee (as defined therein) and such shares were so transferred; provided that (i) the transferee agrees in a writing reasonably acceptable to Parent to assume all of the transferor’s obligations hereunder and (ii) any such transfer or assignment shall not relieve such transferor of its obligations hereunder. Any purported assignment in violation of the foregoing shall be void.

9. Representations and Warranties. Each Rollover Investor represents, warrants and agrees to the representations, warranties and agreements made by such Rollover Investor pursuant to Annex A, as of the date hereof and as of the Closing. Each of the representations, warranties and agreements of each Rollover Investor contained in this Agreement shall survive the Closing. No representation, warranty, inducement, promise understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

10. Expenses. Each Rollover Investor agrees to pay to Parent his, her or its proportionate share of $1,500,000, as reflected on Schedule A, concurrently with the execution of this Agreement. In the event of a termination of this Agreement, Parent agrees to distribute any remaining portion of such amount, after the satisfaction of all fees and expenses owed by Parent and Sub, to the Rollover Investors on a proportionate basis.

11. Miscellaneous.

(a) From time to time, at Parent’s reasonable request and without further consideration, each Rollover Investor shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b) Any consent, approval, notice, request or demand required or permitted by this Agreement must be in writing and shall be deemed to have been given when actually received by the party to whom notice is sent.

(c) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable in any jurisdiction, then (i) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the end that the transactions contemplated hereby are consummated to the extent possible and (ii) the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(d) This Agreement may be executed in one or more counterparts (including by facsimile or electronic (i.e., PDF) transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(e) The parties (i) intend that the transactions contemplated hereby will be treated as tax-free exchanges pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and any analogous provision of state or local law, (ii) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or any analogous provision of state or local law, agree to report such transactions in accordance with such treatment on any applicable tax return or attachment thereto, and (iii) to the extent applicable, will comply with the reporting requirements set forth in Treasury Regulations Section 1.351-3 and any analogous provision of state or local law.

(f) The agreements, obligations, representations and warranties of the Rollover Investors hereunder shall be several and not joint.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

FAMILY ACQUISITION HOLDINGS, INC.

By:	/s/ Clyde B. Anderson
Name:	Clyde B. Anderson
Title:	President

Agreed to and accepted:

ANDERSON BAMM HOLDINGS, LLC

By:	/s/ Charles C. Anderson
Name:	Charles C. Anderson
Title:	Director

/s/ Charles C. Anderson
Charles C. Anderson

/s/ Hilda B. Anderson
Hilda B. Anderson

/s/ Joel R. Anderson
Joel R. Anderson

/s/ Charles C. Anderson, Jr.
Charles C. Anderson, Jr.

/s/ Charles C. Anderson, III
Charles C. Anderson, III

/s/ Terrence C. Anderson
Terrence C. Anderson

/s/ Clyde B. Anderson
Clyde B. Anderson

/s/ Harold M. Anderson
Harold M. Anderson

/s/ Hayley Anderson Milam
Hayley Anderson Milam

/s/ Ashley Ruth Anderson
Ashley Ruth Anderson

/s/ Kayrita M. Anderson
Kayrita M. Anderson

THE ASHLEY ANDERSON TRUST

By: /s/ Cumberland Trust Investment Company
Name: Cumberland Trust Investment Company
Title: Trustee

LAUREN A. ANDERSON IRREVOCABLE TRUST

By: /s/ Martin R. Abroms
Name: Martin R. Abroms
Title: Trustee

OLIVIA BARBOUR ANDERSON 1995 TRUST

By: /s/ Terrence C. Anderson
Name: Terrence C. Anderson
Title: Trustee

ALEXANDRA RUTH ANDERSON IRREVOCABLE TRUST

By: /s/ Charles C. Anderson
Name: Charles C. Anderson
Title: Trustee

FIRST ANDERSON GRANDCHILDREN’S TRUST
FBO CHARLES C. ANDERSON, III

By: /s/ Sun Trust Delaware Trust Company
Name: SunTrust Delaware Trust Company
Title: Trustee

FIRST ANDERSON GRANDCHILDREN’S TRUST
FBO HAYLEY E. ANDERSON

By: /s/ Sun Trust Delaware Trust Company
Name: SunTrust Delaware Trust Company
Title: Trustee

FIRST ANDERSON GRANDCHILDREN’S TRUST
FBO LAUREN A. ANDERSON

By: /s/ Sun Trust Delaware Trust Company
Name: SunTrust Delaware Trust Company
Title: Trustee

SECOND ANDERSON GRANDCHILDREN’S TRUST FBO ALEXANDRA R. ANDERSON

By: /s/ Sun Trust Delaware Trust Company
Name: SunTrust Delaware Trust Company
Title: Trustee

THIRD ANDERSON GRANDCHILDREN’S TRUST FBO TAYLOR C. ANDERSON

By: /s/ Sun Trust Delaware Trust Company
Name: SunTrust Delaware Trust Company
Title: Trustee

FOURTH ANDERSON GRANDCHILDREN’S TRUST FBO CARSON C. ANDERSON

By: /s/ Sun Trust Delaware Trust Company
Name: SunTrust Delaware Trust Company
Title: Trustee

FIFTH ANDERSON GRANDCHILDREN’S TRUST
FBO HAROLD M. ANDERSON

By: /s/ Sun Trust Delaware Trust Company
Name: SunTrust Delaware Trust Company
Title: Trustee

SIXTH ANDERSON GRANDCHILDREN’S TRUST
FBO BENTLEY B. ANDERSON

By: /s/ Sun Trust Delaware Trust Company
Name: SunTrust Delaware Trust Company
Title: Trustee

THE CHARLES C. ANDERSON FAMILY FOUNDATION

By: /s/ Charles C. Anderson
Name: Charles C. Anderson
Title: Chairman

THE JOEL R. ANDERSON FAMILY FOUNDATION

By: /s/ Joel R. Anderson
Name: Joel R. Anderson
Title: Chairman

THE CLYDE AND SUMMER ANDERSON FOUNDATION

By: /s/ Clyde B. Anderson
Name: Clyde B. Anderson
Title: Chairman

SPOUSAL CONSENT

I,                         , spouse of             (the “Rollover Investor”), have read and approve of the foregoing Rollover Letter, dated as of July 13, 2015, together with all schedules and attachments thereto (collectively, the “Agreement”), by and between my spouse and Family Acquisition Holdings, Inc. (“Parent”). In consideration of Parent and Sub’s entry into the Agreement, I hereby appoint the Rollover Investor as my attorney-in-fact in respect to the exercise or waiver of any rights under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares subject thereto under the community property laws of the State of                     , or under similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated:

“Spouse of Rollover Investor”

(Signature)

(Print Name)

Schedule A

Rollover Investor	Rollover Contribution Shares	Parent Shares	Expense Payment
1. Anderson BAMM Holdings, LLC	1,513,302	1513.30	$255,627
2. Charles C. Anderson	100,000	100.00	$16,892
3. Hilda B. Anderson	14,111	14.11	$2,384
4. Joel R. Anderson	1,531,874	1,531.87	$258,764
5. Terrence C. Anderson	719,114	719.11	$121,473
6. Clyde B. Anderson	3,253,425	3,253.43	$549,569
7. Charles C. Anderson, Jr.	580,422	580.42	$98,045
8. Harold M. Anderson	684,335	684.34	$115,598
9. Kayrita Anderson	20,611	20.61	$3,482
10. Charles C. Anderson, III	23,794	23.79	$4,019
11. The Ashley Anderson Trust	84,000	84.00	$14,189
12. Hayley Anderson Milam	25,380	25.38	$4,287
13. Lauren A. Anderson Irrevocable Trust	25,380	25.38	$4,287
14. Olivia Barbour Anderson 1995 Trust	1,200	1.2	$203
15. Alexandra Ruth Anderson Irrevocable Trust	1,200	1.2	$203

16. First Anderson Grandchildren’s Trust FBO Charles C. Anderson, III	11,224	11.22	$1,896
17. First Anderson Grandchildren’s Trust FBO Hayley E. Anderson	11,224	11.22	$1,896
18. First Anderson Grandchildren’s Trust FBO Lauren A. Anderson	11,224	11.22	$1,896
19. Second Anderson Grandchildren’s Trust FBO Alexandra R. Anderson	11,224	11.22	$1,896
20. Third Anderson Grandchildren’s Trust FBO Taylor C. Anderson	11,224	11.22	$1,896
21. Fourth Anderson Grandchildren’s Trust FBO Carson C. Anderson	11,224	11.22	$1,896
22. Fifth Anderson Grandchildren’s Trust FBO Harold M. Anderson	11,224	11.22	$1,896
23. Sixth Anderson Grandchildren’s Trust FBO Bentley B. Anderson	11,224	11.22	$1,896
24. The Charles C. Anderson Family Foundation	83,000	83.00	$14,020
25. The Joel R. Anderson Family Foundation	83,000	83.00	$14,020
26. The Clyde and Summer Anderson Foundation	46,000	46.00	$7,770

Annex A

Each Rollover Investor represents and warrants to Parent, as follows:

1.	It has the legal capacity and authority to execute, deliver and perform his, her or its obligations under this Agreement. The execution and delivery by the Rollover Investor of this Agreement, the performance by such Rollover Investor of his, her or its obligations hereunder and the consummation by such Rollover Investor of the transactions contemplated by this Agreement have been duly and validly authorized by such Rollover Investor and no other actions or proceedings on the part of such Rollover Investor are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Rollover Investor and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding agreement of such Rollover Investor enforceable against such Rollover Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

2.	The execution and delivery of this Agreement by the Rollover Investor do not, and the performance by such Rollover Investor of his, her or its obligations under this Agreement and the consummation by such Rollover Investor of the transactions contemplated by this Agreement, will not: (a) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancelation or acceleration of any obligation or loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon his, her or its Rollover Contribution Shares under, any provision of (i) any charter or organizational documents of such Rollover Investor, (ii) any Contract to which such Rollover Investor is party or by which any of his, her or its Rollover Contribution Shares is bound and (iii) any Order or Law applicable to such Rollover Investor or his, her or its Rollover Contribution Shares or (b) require any consent of, or registration, declaration or filing with, notice to, or permit from, any Person or Governmental Entity (other than any notices or filings as may be required by applicable Law in connection with this Agreement and the transactions contemplated hereby), except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse with respect to the ability of such Rollover Investor to timely perform any of its obligations hereunder in any material respect).

3.	The Rollover Investor is the sole record holder of the Rollover Contribution Shares and has good and marketable title to all of his, her or its Rollover Contribution Shares, and upon transfer, contribution and delivery of the Rollover Contribution Shares to Parent, such Rollover Investor will transfer the same free and clear of any Liens (other than any Liens created hereby or under other instruments or agreements delivered to Parent in connection herewith and Liens under applicable securities Laws).

4.	The Rollover Investor is: (a) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act and (b) acquiring the Parent Shares for such Rollover Investor’s own benefit and account for investment only and not with a view to, or for resale in connection with, a public offering or distribution thereof. The Rollover Investor agrees that the Rollover Investor will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Parent Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Parent Shares), except in compliance with (i) the Securities Act and the rules and regulations of the SEC thereunder, (ii) applicable state and non-U.S. securities or “blue sky” laws and (iii) the provisions of this Agreement and any other agreement among the Rollover Investors.

5.	The Rollover Investor has:

(a) such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of acquiring the Parent Shares, contemplated by this Agreement including the risk that the Rollover Investor could lose the entire value of those securities, and has so evaluated the merits and risks of such purchase, and can bear any loss associated with an investment in those securities;

(b) been given access to and an opportunity to examine such documents, materials and information concerning Parent as Rollover Investor deems to be necessary or advisable in order to reach an informed decision as to an investment in Parent, to the extent that Parent possesses such information, has carefully reviewed and understands these materials and has had answered to Rollover Investor’s full satisfaction any and all questions regarding such information, and is familiar with the business and financial condition and operations of Parent and the Company; and

(c) made such independent investigation of Parent, its management, and related matters as Rollover Investor deems to be necessary or advisable in connection with the acquisition of the Parent Shares contemplated by this letter agreement.